FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES FIRST QUARTER
FISCAL 2008 RESULTS
~ Net Sales Increase 7%;
~ Diluted EPS of $0.04 (Excluding Charges); Reported Diluted EPS of $0.01 ~

          New York, New York (November 2, 2007) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for the first quarter ended September 30, 2007.

FIRST QUARTER RESULTS

          Net sales increased 6.7% to $271.8 million for the three months ended September 30, 2007, from $254.8 million in the comparable period of the prior year. Net sales growth was driven by the global launch of the M by Mariah Carey fragrance, increased sales of prestige fragrances to U.S. mass retail customers and increased sales of Elizabeth Arden branded products in international markets. Excluding the favorable impact of foreign currency translation, net sales increased 4.0%.

          Net income for the three months ended September 30, 2007 was $1.1 million, or $0.04 per diluted share, excluding charges primarily related to restructuring activities in the Company's European operations. This compares to a net loss in the same period last year of $0.4 million, or $0.02 per diluted share, excluding charges. On a reported basis, net earnings for the first quarter of fiscal 2008 were $0.01 per diluted share, compared to a net loss for the prior year period of $0.05 per diluted share.

          E. Scott Beattie, Chairman, President and Chief Executive Officer of Elizabeth Arden, Inc., commented, "We are pleased with our first quarter results, which were led largely by the strength of our international business. Net sales of our international business grew by 18% this quarter and 12% in constant currencies. Specifically, revenues in China and in emerging markets increased by 75% and 40%, respectively. We also delivered 15% sales growth and significant improvement in profitability in our European operations. These results were in part due to the strong performance of the Elizabeth Arden brand in international markets. With nearly 65% of the total sales of Elizabeth Arden-branded products sold internationally, we expect the positive momentum behind the brand to continue due to strong global economic growth."

          "In North America, our U.S. mass business was up 14%, on top of strong comparable growth last year, and our U.S. Department Stores business declined by 25%, driven by the timing of launches and changes in the retail calendar. Much of this decrease is expected to be made up in the second quarter with the launch of PREVAGE™ Night Cream and the performance of the M by Mariah Carey and Britney Spears believe fragrances. It is important to note that the results in the first quarter for our U.S. Department Stores business were essentially on plan."

OUTLOOK

          For the first half of fiscal 2008, the Company is confirming its diluted earnings per share guidance of $1.15 to $1.20 and now expects net sales to increase by 5% to 7%. The Company confirms its fiscal 2008 annual net sales and diluted earnings per share guidance. For fiscal 2008, the Company expects net sales to increase by 5% to 7% and diluted earnings per share to be in the range of $1.65 to $1.75. The earnings guidance is based on a full fiscal year anticipated effective tax rate of approximately 25%.

          The Company notes that it utilizes foreign currency hedges which are reflected in its results and guidance. The Company's guidance is based on a number of factors, including the anticipated success of its new product launches, the introduction of additional fragrance brands to its mass retail customers as planned and expected improvement in operating performance, and excludes any restructuring charges.

CONFERENCE CALL INFORMATION

          The Company will host a conference call today at 9:30 a.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by logging on to the Company's web site at http://www.elizabetharden.com/Corporate/calendar_of_events.asp. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site at www.elizabetharden.com until November 17, 2007.

Elizabeth Arden is a global prestige beauty products company. The Company's portfolio of brands includes the Elizabeth Arden fragrance brands: Red Door, Elizabeth Arden 5th Avenue, Elizabeth Arden green tea and Elizabeth Arden Mediterranean; the Elizabeth Taylor fragrance brands: White Diamonds and Elizabeth Taylor's Passion; the fragrance brands of Britney Spears: curious Britney Spears, fantasy Britney Spears and Britney Spears believe; the Mariah Carey fragrance M by Mariah Carey; the Hilary Duff fragrance with Love...Hilary Duff; the Danielle Steel fragrance Danielle by Danielle Steel; the lifestyle fragrances: Daytona 500, Design, Giorgio Beverly Hills, the HUMMER™ Fragrance for Men, PS Fine Cologne for Men, White Shoulders and Wings; and the designer fragrance brands of Alfred Sung, Badgley Mischka, Bob Mackie, GANT, Geoffrey Beene's Grey Flannel, Halston and Halston Z-14, and Nanette Lepore; the Elizabeth Arden skin care lines, including Ceramide, Intervene and PREVAGE™ anti-aging treatment and the Elizabeth Arden color cosmetics line.

Company Contact:	Marcey Becker, Senior Vice President, Finance (203) 462-5809

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended

	September 30, 2007	September 30, 2006

Net Sales	$271,789	$254,808
Cost of Sales	165,408	155,583

Gross Profit	106,381	99,225
Gross Profit Percentage	39.1%	38.9%

Selling, General and Administrative Expenses	92,472	87,284
Depreciation and Amortization	5,954	6,347

Total Operating Expenses	98,426	93,631

Interest Expense, Net	7,488	7,360

Income (Loss) Before Income Taxes	467	(1,766)
Provision for (Benefit From) Income Taxes	117	(453)

Net Income (Loss)	$350	$(1,313)

As reported:
Basic Income (Loss) Per Share	$0.01	$(0.05)
Diluted Income (Loss) Per Share	$0.01	$(0.05)

Basic Shares	27,883	27,652
Diluted Shares	29,390	27,652

EBITDA (a)	$13,909	$11,941

Adjusted to exclude the effect of restructuring charges, net of taxes (b):
Net Income (Loss)	$1,061	$(421)

Basic Income (Loss) Per Share	$0.04	$(0.02)
Diluted Income (Loss) Per Share	$0.04	$(0.02)

Basic Shares	27,883	27,652
Diluted Shares	29,390	27,652

EBITDA (a)	$14,856	$13,140

(a)    EBITDA is defined as net income (or net loss) plus the provision for (benefit from) income taxes, plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures.

The following is a reconciliation of net income (loss), as determined in accordance with GAAP, to EBITDA: (For a reconciliation of net income (loss) to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com).

	Three Months Ended

(In thousands)	September 30,	September 30,
	2007	2006

Net income (loss)	$350	$(1,313)
Plus:
Provision for (benefit from) income taxes	117	(453)
Interest expense, net	7,488	7,360
Depreciation and amortization	5,954	6,347

EBITDA	13,909	11,941
Restructuring charges	947	1,199

EBITDA adjusted to exclude restructuring charges	$14,856	$13,140

(b)   The following table reconciles the calculation of net income (loss) per share on a basic and diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to the impact of restructuring charges. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance on a consistent basis without regard to the impact of restructuring charges. The presentation in the table below of the non-GAAP information titled "Net income (loss) per share adjusted to exclude the effect of restructuring charges, net of taxes" is not meant to be considered in isolation or as a substitute for net income (loss) or net income (loss) per share prepared in accordance with GAAP.

(In thousands, except per share data)	Three Months Ended

	September 30,	September 30,
	2007	2006

As reported:
Basic
Net income (loss) as reported	$350	$(1,313)

Weighted average shares outstanding as reported	27,883	27,652

Net income (loss) per basic share as reported	$0.01	$(0.05)

Diluted
Net income (loss) as reported	$350	$(1,313)

Weighted average shares and potential dilutive shares as reported	29,390	27,652

Net income (loss) per diluted share as reported	$0.01	$(0.05)

Adjusted to exclude the effect of restructuring charges, net of taxes:
Basic
Net income (loss) as reported	$350	$(1,313)
Restructuring charges, net of tax	711	892

Net income (loss) adjusted to exclude the effect of restructuring charges, net of taxes	$1,061	$(421)

Weighted average shares outstanding as reported	27,883	27,652

Net income (loss) per share adjusted to exclude the effect of restructuring charges, net of taxes	$0.04	$(0.02)

Diluted
Net income (loss) as reported	$350	$(1,313)
Restructuring charges, net of tax	711	892

Net income (loss) adjusted to exclude the effect of restructuring charges, net of taxes	$1,061	$(421)

Weighted average shares outstanding as reported	29,390	27,652

Net income (loss) per diluted share adjusted to exclude the effect of restructuring charges, net of taxes	$0.04	$(0.02)

CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	September 30, 2007	June 30, 2007	September 30, 2006

Cash	$27,152	$30,287	$32,696
Accounts Receivable, Net	275,278	214,972	260,756
Inventories	450,071	380,232	385,681
Property and Equipment, Net	44,027	42,471	35,418
Exclusive Brand Licenses, Trademarks and Intangibles, Net	222,329	224,611	221,445
Total Assets	1,072,226	939,175	983,089
Short-Term Debt	223,000	97,640	224,800
Current Portion of Long-Term Debt	1,252	1,125	1,125
Current Liabilities	497,486	367,428	463,086
Long-Term Liabilities	255,781	250,820	247,281
Total Debt	448,384	323,295	450,810
Shareholders' Equity	318,959	320,927	272,723
Working Capital	302,077	298,165	255,619

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance regarding net sales and earnings. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:

*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including but not limited to levels of inventory carried at point of sale and practices used to control inventory shrinkage;

*	our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers;
*

delays in shipments, inventory shortages and higher costs of production due to the loss of or disruption in our distribution facilities or at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact consumer confidence and demand;

*	our ability to protect our intellectual property rights;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*	risks of international operations, including foreign currency fluctuations, economic and political consequences of terrorist attacks, and political instability in certain regions of the world;
*

our ability to implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, to successfully and cost-effectively integrate acquired businesses or new brands, and to finance our growth strategy and our working capital requirements;

*	our level of indebtedness, debt service obligations and restrictive covenants in our revolving credit facility and the indenture for our 7 3/4% senior subordinated notes;
*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*

changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations or accounting standards or critical accounting estimates; and

*	other unanticipated risks and uncertainties.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended June 30, 2007.